Exhibit 99.1
Shore Bancshares, Inc.
18 E. Dover Street
Easton, Maryland 21601
Phone 410-822-1400

PRESS RELEASE

Shore Bancshares Reports a 7.1 Percent Increase in Third Quarter Earnings; Nine-month net income up 21.1 Percent

November 8, 2005

Easton, Maryland - Shore Bancshares, Inc. (NASDAQ - SHBI) reported third quarter earnings of $3.1 million or $0.56 per diluted share, compared to $2.9 million or $0.53 per diluted share for the third quarter of 2004. Net income for the nine-month period ended September 30, 2005 was $9.7 million or $1.75 per diluted share, representing a 21.1% increase over the $8.1 million or $1.46 per diluted share earned during the same period of 2004.

“We are pleased to report that the Company achieved record earnings for the nine months ended September 30, 2005,” said W. Moorhead Vermilye, President and CEO of Shore Bancshares, Inc. “Despite an increasingly competitive market for loans, we were able to grow volume as well as favorably manage our pricing to improve our net interest margin to 4.65%. We are the leading independent banking company headquartered on Maryland’s Eastern Shore, and we continually seek to expand our business with a focus on building relationships. We believe that we can offer more value to our customers as a locally managed institution.”

“In an effort to provide comprehensive services under the Shore Bancshares organization, we began our trust operations in the third quarter and received an overwhelmingly positive response from the business community. We feel confident that trust services will complement the existing scope of financial services that we have developed to meet the growing needs of our diverse retail and business customer base.”

The Company’s annualized return on average assets for the first nine months of 2005 was 1.59%, compared to 1.39% for the same period of 2004. The annualized return on average stockholders’ equity was 13.47% for the first nine months of 2005, compared to 11.85% for the same period of 2004.

At September 30, 2005, total assets were $842 million, total deposits were $702 million and total stockholders’ equity was $100 million.

Net Interest Income
Net interest income for the quarter ended September 30, 2005 totaled $9,065,000, which represents an increase of 17.7 % over the $7,704,000 earned during the same period last year. Net interest income for the nine months ended September 30, 2005 totaled $26,072,000, an increase of 22.9% or $4,859,000 when compared to the same period of last year. The increases in net interest income resulted from increases in the volume of and yield on earning assets.

Interest expense for the three- and nine-month periods ended September 30, 2005 increased $894,000 and $1,798,000, respectively, when compared to the same periods of 2004. The increases are primarily attributable to a $24,137,000 increase during the nine-month period ended September 30, 2005 in the volume of interest bearing deposits when compared to the same period last year. The rate paid for interest bearing deposits also increased to 1.83% for the nine months ended September 30, 2005, compared to 1.53% for the same period last year.

The Company’s net interest margin was 4.65% for the nine months ended September 30, 2005, compared to 3.98% for the same period in 2004. The Company increased its volume of earning assets to $755,586,000 during the nine months ended September 30, 2005, which compares to $719,922,000 for the nine months ended September 30, 2004. The average yield on earning assets for the nine months ended September 30, 2005 increased to 6.14%, compared to 5.21% for the same period last year.

Loans and Deposits
Total loans, net of unearned income, increased $16,381,000 during the first nine months of 2005 to $611,839,000, compared to $595,458,000 at December 31, 2004.

The provision for credit losses for the three- and nine-month periods ended September 30, 2005 was $220,000 and $580,000, respectively, compared to $165,000 and $370,000, respectively, for the same periods in 2004. Net charge-offs were $292,000 for the nine-month period ended September 30, 2005, compared to $454,000 for the same period last year. Management believes that the provision for credit losses and the resulting allowance are adequate at September 30, 2005.

Total deposits at September 30, 2005 were $701,971,000, an increase of $43,299,000 when compared to total deposits at December 31, 2004. Noninterest bearing demand account balances increased approximately $7,866,000, certificates of deposit $100,000 or more increased $14,526,000, and other time deposits increased $22,325,000 during the first nine months of 2005 when compared to the same period last year, while NOW and SuperNOW accounts declined $1,418,000.

Noninterest Income
Noninterest income for the three months ended September 30, 2005 declined $156,000 when compared to the same period in 2004. The primary reason for the decline is a reduction in insurance agency commissions. Service charges on deposit accounts increased $130,000 for the three months ended September 30, 2005 when compared to the same period in 2004 as a result of enhanced services offered to customers. For the nine months ended September 30, 2005, noninterest income increased $514,000 when compared to the same period last in 2004 as a result of $266,000 in increased service charges on deposit accounts, a gain on sale of securities of $57,000 and increased income from mortgage originations and sales of investment products.

Noninterest Expenses
Total noninterest expense for the three-month period ended September 30, 2005 was $6,393,000, compared to $5,684,000 for the same period last year. For the nine months ended September 30, 2005, total noninterest expense was $18,765,000, an increase of $2,282,000 over the same period last year. Increases in salaries and benefits expense for the quarter ($446,000) and nine months ($1,513,000) relate to an increase in the number of employees, an increase in incentive compensation cost and overall salary and benefit cost increases for the year. Increases in premises and equipment expense for the quarter ($101,000) and nine months ($229,000) as well as other noninterest expense for the quarter ($162,000) and nine months ($540,000) relate to the operation of new branch facilities opened in 2004, a new branch facility opening in the fourth quarter of 2005, and overall growth of the Company, including the start up cost associated with a trust Company in the third quarter of 2005.

Shore Bancshares Information
Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland’s Eastern Shore. It is the parent company of three banks, The Talbot Bank of Easton, Maryland, The Centreville National Bank of Maryland, and The Felton Bank; two insurance producer firms, The Avon-Dixon Agency, LLC and Elliott Wilson Insurance, LLC; an insurance premium finance company, Mubell Finance, LLC; and a registered investment adviser firm, Wye Financial Services, LLC.

Forward-Looking Statements
This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in Exhibit 99.1 to the Annual Report of Shore Bancshares, Inc. on Form 10-K for the year ended December 31, 2004.

For further information contact: W. Moorhead Vermilye, President and CEO